Exhibit 10.30

Oxford Immunotec Limited

AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

1.	PURPOSE

The purpose of this Amended and Restated 2008 Stock Incentive Plan (the “Plan”) of Oxford Immunotec Limited, a company registered in England and Wales under No. 4516079 (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	ELIGIBILITY

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, restricted stock units (“RSUs”) and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	ADMINISTRATION AND DELEGATION

3.1	Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

3.2	Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	STOCK AVAILABLE FOR AWARDS

4.1	Subject to adjustment under Section 6, Awards may be made under the Plan for up to such number of ordinary shares in the capital of the Company (“Shares”) which, subject to waiver by the shareholders of the Company, equate to 14.6 percent of the Fully Diluted Share Capital (the “Aggregate Share Limit”). “Fully Diluted Share Capital” shall mean the ordinary share capital of the Company on an “as converted” basis being the number of Shares in issue if all outstanding options, warrants and other rights to subscribe for or to convert into Shares at the relevant date had been exercised in full. Notwithstanding the foregoing, the Aggregate Share Limit shall immediately and automatically and without any further action by the Company’s shareholders or the Board, revert to 14.6 percent of the Fully Diluted Share Capital on such date or event as may be established by the Company’s shareholders in any waiver. Subject to adjustment under Section 6, no more than 7,000,000 Shares may be used for Incentive Stock Options (as defined at Section 5.2(a) below).

If any Award expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares in the capital of the Company being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any such shares not being issued, the unused shares covered by such an Award shall again be available for the grant of Awards under the Plan. Further, shares in the capital of the Company tendered to the Company by a Participant to exercise an Award shall be added to the number of shares available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

4.2	Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4.1, except as may be required by reason of Section 422 and related provisions of the Code.

5.	STOCK OPTIONS

5.1	General. The Board may grant options to purchase shares in the capital of the Company (each, an “Option”) and determine the number and class of shares in the capital of the Company to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable, PROVIDED THAT an Option shall only be granted with the consent of the Remuneration Committee of the Board. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) or an EMI Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(a)	Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Oxford Immunotec Limited, any of Oxford Immunotec Limited’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(b)	EMI Options. An Option that the Board intends to be an enterprise management incentive option under the terms of Schedule 5 to the UK Income Tax (Earnings and Pensions) Act 2003 (“Schedule 5”) (an “EMI Option”) shall only be granted to an employee of Oxford Immunotec Limited or its parent or subsidiary corporations who satisfies the requirements of Schedule 5 and the Company shall have no liability to a Participant if an Option (or any part thereof) that is intended to be an EMI Option is not or ceases to be a qualifying option under Schedule 5.

5.2	Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted.

5.3	Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

5.4	Exercise of Option—Notice of exercise. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5.6 for the number of shares for which the Option is exercised.

5.5	Payment upon Exercise. Shares in the capital of the Company purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(a)	in cash or by check, payable to the order of the Company;

(b)	when shares in the capital of the Company are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or UK equivalent, except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(c)	when shares in the capital of the Company are registered under the Exchange Act and to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares in the capital of the Company owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(d)	to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(e)	by any combination of the above permitted forms of payment.

6.	RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1	General. The Board may grant Awards entitling recipients to acquire shares in the capital of the Company (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares in the capital of the Company or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

6.2	Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

6.3	Additional Provisions Relating to Restricted Stock.

(a)	Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of shares in the capital of the Company other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of shares.

(b)	Share Certificates. The Company may require that any share certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock transfer form endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

7.	OTHER STOCK-BASED AWARDS

Other Awards of shares in the capital of the Company, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares in the capital of the Company or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation stock appreciation rights (“SARs”) and Awards entitling recipients to receive shares in the capital of the Company to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares in the capital of the Company or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

8.	ADJUSTMENTS FOR CHANGES IN THE SHARE CAPITAL OF THE COMPANY AND CERTAIN OTHER EVENTS

8.1	Changes in Capitalization.

(a)	Adjustment. The number of shares available for Award under the Plan, the number of shares over which an Option is granted and the exercise price per share subject to Option, the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and the terms of each other outstanding Award may be adjusted in such manner as the Board shall determine following any capitalization issue (other than a scrip dividend), rights issue, recapitalization, subdivision, consolidation, reduction or other variation of share capital of the Company.

(b)	Limitation or adjustments. No adjustment under Section 8.1(a) above shall be made which would reduce the exercise price per share subject to Option to subscribe for shares in the capital of the Company below the nominal value of a share unless and to the extent that the Board:

(i)	is authorized to capitalize from the reserves of the Company a sum equal to the amount by which the nominal value of the shares subject to the Option exceeds the adjusted exercise price; and

(ii)	applies such sum (if any) in paying up the amount by which the aggregate nominal value of the shares in respect of which the Option is being exercised exceeds the total exercise price for such shares.

(c)	Action following adjustment. The Company may take such steps as it may consider necessary to notify Participants of any adjustment made under Section 8.1(a) and to call in, cancel, endorse, issue or reissue any option certificate or agreement subsequent upon such adjustment.

8.2	Change of Control.

(a)	Subject to Section 8.2(c) if any person:

(i)	makes an offer to acquire the whole of the share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control (having in this Section 8.2 the meaning given in section 719 of the UK Income Tax (Earnings and Pensions) Act 2003) of the Company; or

(ii)	makes an offer to acquire all of the shares in the Company which are the same class as the Shares; or

(iii)	negotiates a share sale and purchase agreement with the shareholders of the Company which contemplates that such person will obtain Control of the Company upon completion; or

(iv)	obtains Control of the Company in any other circumstances or as a result of any other transaction or series of related transactions; or

(v)	effects any action, transaction or series of related transactions that the Board determines should be treated as if it was a change in Control of the Company;

the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (A) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such change in Control event unless exercised by the Participant within a specified period following the date of such notice, (B) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (C) provide that outstanding Awards shall become exercisable in whole or in part prior to or upon such change in Control event, (D) in the event of a change in Control event under the terms of which holders of shares in the capital of the Company will receive upon consummation thereof a cash payment for each share surrendered in the change in Control event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (y) the Acquisition Price times the number of shares subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (z) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (E) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 8.2, the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(b)	Upon the occurrence of a change of Control as described at (a) above the Board may determine that (i) the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the shares in the capital of the Company was converted into or exchanged for pursuant to such Change of Control in the same manner and to the same extent as they applied to the shares in the capital of the Company subject to such Restricted Stock Award or (ii) except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

(c)	Holding Company. Awards shall not become exercisable without the consent of the Board under the foregoing provisions of this Section 8.2 if the purpose and effect of the transaction is to create a new “holding company” for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the transaction.

(d)	Notwithstanding anything herein to the contrary, in no event shall the listing of any class of the Company’s shares on a public securities exchange be considered a change in Control of the Company, unless the Board specifically determines otherwise at the time of such listing.

8.3	Sale of Assets.

On a sale of substantially all of the assets of the Company, the provisions of Section 8.2 (Change of Control) shall apply to the extent that the Board may take any of the actions described at (A), (B), (C), (D), (E) or (F) therein in relation to outstanding Awards.

9.	GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1	Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

9.2	Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3	Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

9.4	Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

9.5	Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when shares in the capital of the Company are registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of such shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal, state and local tax purposes, including income taxes, social taxes, national insurance contributions, payroll taxes, and any other taxes that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

9.6	Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 8 hereof.

9.7	Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

9.8	Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.	MISCELLANEOUS

10.1	No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

10.2	No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares in the capital of the Company to be distributed with respect to an Award until becoming the record holder of such shares.

10.3	Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the date on which the Amended and Restated version of the Plan was adopted by the Board or (ii) the date the Amended and Restated version of the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

10.4	Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 10.4 shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

10.5

Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub- plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

10.6	Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

10.7	Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with English law.

Oxford Immunotec Limited

AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

CALIFORNIA SUPPLEMENT

Pursuant to Section 10.5 of the Plan, the Board has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Law:

Any Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions:

1.	ADDITIONAL LIMITATIONS ON OPTIONS.

1.1	Maximum Duration of Options. No Options granted to California Participants shall have a term in excess of 120 months measured from the Option grant date.

1.2	Minimum Exercise Period Following Termination. Unless a California Participant’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Participant, or in the instrument evidencing the grant of such Participant’s Option), in the event of termination of employment of such Participant, such Participant shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, until the earlier of: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (iii) the Option expiration date.

2.	ADDITIONAL LIMITATIONS.

The terms of all Awards granted to a California Participant under Section 7 of the Plan shall comply, to the extent applicable, with Section 260.140.41, Section 260.140.42, Section 260.140.45 and Section 260.140.46 of the California Code of Regulations.

3.	ADDITIONAL LIMITATIONS ON TIMING OF AWARDS.

No Award granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (i) within 12 months before or after the date the Plan was adopted by the Board or (ii) prior to or within 12 months of the granting of any Award to a California Participant.